EXHIBIT 99.1
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces
Pricing of Common Stock Offering

(Harvey, LA, Thursday, October 14, 2004) Superior Energy Services, Inc. (NYSE: SPN) announced today that its previously announced public offering of 9,696,627 shares of common stock has been priced to the public at $12.25 per share for proceeds of $11.70 per share to the Company after underwriters' discount and before expenses. Superior has also granted to the underwriters a 30-day option to purchase up to an additional 1,454,494 shares of common stock to cover over-allotments, if any, at the same per share price.

Johnson Rice & Company L.L.C. is acting as the bookrunner for the offering. Raymond James & Associates, Inc. is serving as joint lead manager, and Simmons & Company International is serving as co-manager. A copy of the prospectus and prospectus supplement relating to the offering may be obtained from Johnson Rice & Company L.L.C., by writing to 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana, 70113, Attn.: Joshua C. Cummings. The offering is expected to close on October 19, 2004.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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